EXHIBIT 11

                          THE PERKIN-ELMER CORPORATION

                     COMPUTATION OF NET INCOME PER SHARE
                                 (unaudited)
                 (Amounts in thousands except per share amounts)


                                             Three months ended
                                                September 30,
                                             1997         1996

Weighted average number
 of common shares                           43,838        42,967

Common stock equivalents                     1,396         1,190

Weighted average number of
common shares used in calculating
primary net income per share                45,234        44,157

Additional dilutive stock options               90           202

Shares used in calculating fully
diluted net income per share                45,324        44,359


Calculation of primary and fully
diluted net income per share:

Net income used in the
calculation of primary and fully
diluted net income per share             $  24,012   $    32,378


Primary net income per share             $     .53   $       .73


Fully diluted net income per share       $     .53   $       .73